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                     June 4, 2020

       Daniel E. Bachus
       Chief Financial Officer
       Grand Canyon Education, Inc.
       2600 W. Camelback Road
       Phoenix, Arizona 85017

                                                        Re: Grand Canyon
Education, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            Form 10-Q for the
Interim Period Ended March 31, 2020
                                                            Filed May 7, 2020
                                                            File No. 001-34211

       Dear Mr. Bachus:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services